[Commerce Bank Logo]
Post Office Box 419248
Kansas City, Missouri 64141-6248
(816) 234-2000


May 7, 1999


Mr. Richard S. Masinton
Chief Administrative officer
WHITMAN'S CANDIES, INC.
1000 Walnut Street
Kansas City, Missouri 64106

Re:  Standby Letter of Credit

Dear Mr. Masinton:

We are pleased to advise you that the Senior Loan Committee of Commerce Bank, N.A. ("Commerce Bank") has approved a credit facility for Whitman's Candies, Inc. ("Company"), consisting of the issuance and delivery of an irrevocable standby letter of credit of Commerce Bank, in the approximate amount of $25,000,000 (the "Letter of Credit") for the benefit of WC-RMA Corp. Additional terms are as follows:

Expiry: The Letter of Credit shall have an initial expiry one (1) year from the date of issuance. The expiry date may be extended, by a period of one (1) year, in the sole discretion of Commerce Bank.

Term Loans: All amounts drawn under the Letter of Credit which are not immediately paid/reimbursed by Company shall be converted, on or before the expiry date of the Letter of Credit, to a Term Loan, maturing one (1) year from the date of funding.

Interest: All amounts drawn under the Letter of Credit which are not immediately paid/reimbursed by Company, including any amounts converted to a Term Loan, shall bear interest at a per annum


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Mr. Richard S. Masinton
May 7, 1999
Page 2


variable rate equal to three-quarters of one percent (.75%) in excess of the "LIBOR Rate". For purposes hereof, "LIBOR Rate" shall mean the thirty-day London Interbank Offered Rate, as quoted in the Money Rates section of The Wall Street Journal, the Knight-Ridder News Service, or such other news service used by Commerce Bank, on the business day immediately preceding the date of the applicable advance/Term Loan (or the business day immediately preceding the date of any adjustment date, as applicable); the LIBOR Rate, with respect to a particular advance/Term Loan, shall be subject to adjustment every thirty days based upon the then applicable LIBOR Rate. Interest shall be calculated on the actual number of days outstanding on the basis of a year consisting of 360 days and shall be payable monthly, in arrears.

Letter of Credit Fees: The following per annum issuance fees (to be calculated based upon a year consisting of 360 days, for the actual days in effect) shall be charged by Commerce Bank with respect to the issuance (and extension, if applicable) of the Letter of Credit: .50% of the principal amount from time to time payable under the Letter of Credit, payable quarterly in advance. Letter of Credit negotiation fees shall be calculated and charged at a rate of $150 per draw.

Collateral: The obligations of Company with respect to the Letter of Credit and any Term Loan shall be secured by the collateral pledge, without guaranty, of marketable securities identified on Exhibit A attached hereto and incorporated herein by this reference, and all substitutions and replacements therefor and proceeds thereof owned by Scott H. Ward (and/or any applicable trust of Scott H.
Ward),  Thomas S. Ward (and/or any applicable trust of Thomas S. Ward) and Linda
W. O'Hara (and/or any applicable trust of Linda W. O'Hara) (collectively, the "Pledgors"). Pledgors shall be required to execute and deliver a Collateral Pledge (Without Guaranty), in form and substance acceptable to Commerce Bank.

Contingencies: As contingencies to the issuance of the Letter of Credit, Company shall, without limitation, (i) provide all corporate


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Mr. Richard S. Masinton
May 7, 1999
Page 3


existence and authority documents and resolutions, and current good standing certificates; and (ii) provide, if requested by Commerce Bank an opinion of Company's counsel opining, without limitation, that Company is duly formed and existing, in good standing, with the authority to enter into the transactions contemplated hereby, and that all of the documentation relating to the Letter of Credit shall be valid, binding and enforceable against Company in accordance with its terms. Furthermore, Commerce Bank reserves the right to require an opinion of counsel from Pledgors opining, without limitation, that Pledgors have the authority to enter into the transactions contemplated hereby, and that all of the documentation relating to the Collateral Pledge (Without Guaranty) shall be valid, binding and enforceable against Pledgors in accordance with its terms.

Documentation: The Company's obligations with respect to the Letter of Credit and any Term Loan shall be evidenced and governed by this commitment letter, an Application and Agreement for Standby Letter of Credit, a Term Note (as applicable), the Collateral Pledge (Without Guaranty) (to be executed by Pledgors), and other related documents, which shall be drafted by counsel for Commerce Bank. To the extent of any inconsistencies between the terms of this commitment letter and any other document executed in connection herewith, this commitment letter shall control.

Representations: Company represents and warrants to Commerce Bank that the Company is a corporation existing and in good standing under the laws of the State of Missouri; that the Company has corporate power and authority to own its properties and to enter into this agreement, borrow monies from Commerce Bank and perform its obligations hereunder, and that such entry, borrowing and performance has been authorized by all necessary corporate action and has received all necessary governmental approval (if any shall be required) and shall not contravene or conflict with any provision of law or of the charter or by-laws of the Company or of any agreement, law or order binding upon the Company; that all financial statements delivered to Commerce Bank



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Mr. Richard S. Masinton
May 7, 1999
Page 4


on behalf of the Company accurately present the financial condition of the Company; that since the date of the last financial statements of the Company delivered to Commerce Bank, no material adverse change in the business, assets, operations or prospects of the Company have occurred of which Commerce Bank has not been advised either verbally or in writing; and that no litigation or other contingent liability exists which may have a material adverse effect on the business, assets, operations or prospects of the Company of which Commerce Bank has not been advised in writing. The representations and warranties contained herein shall be deemed to be continuing while this commitment letter remains in effect and/or any obligations are outstanding under the Letter of Credit or any Term Note.

Financial Information: Company shall provide to Commerce Bank (i) copies of its year-end audited financial statements (prepared by independent certified public accountants acceptable to Commerce Bank) within ninety (90) days after fiscal year end, (ii) copies of its quarterly financial statements (certified by the chief financial officer of Company) within forty-five (45) days after the end of each quarter, and (iii) from time to time such further information regarding the financial condition, business and/or properties of Company as Commerce Bank may request.

Covenants: For such period of time as this commitment letter remains in effect and/or any obligations are outstanding under the Letter of Credit or any Term Note, Company covenants and agrees:

    (a) Company shall permit Commerce Bank, and any person designated by Commerce Bank as its agent, to (at Commerce Bank's expense) inspect and review any of Company's properties, assets, corporate books and financial records, and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at such reasonable times and as often as Commerce Bank may reasonably request;

    (b) Company  shall:  pay and  discharge  prior to  delinquency

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Mr. Richard S. Masinton
May 7, 1999
Page 5


all material debts, accounts, liabilities, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties (provided, however, Company shall not be required to pay any taxes, assessments or governmental charges being diligently contested by it in good faith by appropriate legal proceedings); do all things necessary to preserve and keep in full force and effect its corporate existence, rights, franchises and privileges; and comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any governmental authority, the noncompliance with which could materially adversely affect its business or credit;

    (c) Company shall notify Commerce Bank in writing of any default hereunder, or under any indenture, agreement, contract or other instrument relating to moneys borrowed to which it is a party or by which it is bound, or of any acceleration of maturity of any indebtedness relating to moneys borrowed, and shall take all such steps as are necessary or appropriate to promptly remedy any such default;

    (d) Company shall not merge or consolidate with another entity or sell all or substantially all of its assets to any person, firm or corporation; and

    (e) There shall be no material change (as determined by Commerce Bank in its sole discretion) in the ownership of Company, and there shall be no material adverse change in the financial condition of Company or the nature of its business.

Events of Default: Upon the occurrence of any of the following events of default: failure of Company to comply with any of the provisions contained in this commitment letter or in any other agreement between Company and Commerce Bank; any event under any other agreement to which Company is a party which allows Commerce Bank or any other party to declare any indebtedness relating to moneys borrowed due and payable in full; or dissolution, termination of existence, insolvency, appointment of a receiver of any part of the property of, an assignment for the benefit of

Mr. Richard S. Masinton
May 7, 1999
Page 6


creditors, or the commencement of any proceedings under bankruptcy of insolvency laws by or against Company; then or at any time thereafter, all obligations of Company owing to Commerce Bank, shall immediately become due and payable without notice or demand. Unless prohibited by law, Company will pay on demand all costs of collection, legal expenses and attorneys, fees incurred or paid in collecting and/or enforcing this commitment letter and/or any Term Loan. Furthermore, Commerce Bank reserves the right to offset without notice all funds held by Commerce Bank against matured debts owing to Commerce Bank by Company.

Commitment Fee: For the commitment of Commerce Bank contained herein, Company agrees to pay Commerce Bank a commitment fee of $18,000. Such fee shall be payable upon execution of this commitment letter by Company.

Expenses: Company shall be obligated to pay all fees and expenses related to the Letter of Credit and related documents, including the fees and expenses of Commerce Bank's legal counsel (if any), whether or not the Letter of Credit is issued.

Closing Conditions: In addition to contingencies hereinbefore set forth, this commitment and the issuance of the Letter of Credit shall be specifically conditioned upon (i) Commerce Bank's satisfactory due diligence review of Company, its operations and financial condition; (ii) the execution of the various documents relating to the Letter of Credit acceptable to Company, Commerce Bank and their respective legal counsel; and (iii) the continued sound financial condition of Company, without the occurrence of any significant or material change in its financial position or the nature of its business (at closing, Commerce Bank may require a certificate relating to the foregoing).

Miscellaneous:

    (a) This commitment letter shall be governed by, and construed in accordance with, the laws of the State of Missouri.

    (b) ORAL  AGREEMENTS  OR  COMMITMENTS  TO LOAN  MONEY,  EXTEND

Mr. Richard S. Masinton
May 7, 1999
Page 7


CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

If the terms and conditions contained in this commitment letter are satisfactory to you, please sign and return the enclosed duplicate of this commitment letter. Upon the Commerce Bank's receipt of the signed duplicate, this commitment letter shall become the controlling agreement, with respect to the Letter of Credit (and/or any Term Loan), between Commerce Bank, N.A. and Whitman's Candies, Inc. If not accepted and returned to Commerce Bank by the close of business on May 10, 1999 (or such later date as Commerce Bank shall agree upon in writing), this commitment shall automatically expire.

If you have any questions regarding this commitment letter or any matters relating to this financing, please do not hesitate to call either of us.

                                                Sincerely,



                                                /s/ Kevin G. Barth
                                                Kevin G. Barth
                                                Vice Chairman


                                                /s/ Peter W. Shriver
                                                Peter W. Shriver
                                                Vice President


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Mr. Richard S. Masinton
May 7, 1999
Page 8



        Acknowledged and accepted this 7th day of May, 1999.

                                                WHITMAN'S CANDIES, INC.



                                                By: /s/ Thomas S. Ward

                                                Title: President